Exhibit 99

NEWS RELEASE
October 30, 2018

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2018 EARNINGS

3Q2018 Net Income of $21.2 Million
Return on Assets of 1.22% and Return on Equity of 13.80%
Continued Strong Quarterly Earnings

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE: HE) today reported net income for the third quarter of 2018 of $21.2 million compared to $20.6 million in the second, or linked, quarter of 2018 and $17.6 million in the third quarter of 2017. Key measures of profitability continued to strengthen, with return on average equity rising to 13.80%, up 0.24% and 2.16% compared to the linked and prior year quarters, respectively.
“We are pleased to report another quarter of strong earnings, driven by expanding net interest margin, improving operational efficiency and bottom line benefits of tax reform,” said Richard Wacker, president and chief executive officer.  “We expect to complete our new campus and consolidate our teammates into this new collaborative environment beginning around the end of this year. We are excited about the possibilities it represents to further improve the ways we make banking easy for our customers and deliver sustained high performance for them and our shareholders.”
FINANCIAL HIGHLIGHTS
    Net interest income was $61.1 million in the third quarter of 2018 compared to $59.6 million in the linked quarter and $56.1 million in the third quarter of 2017. Net interest margin for the third quarter of 2018 was 3.81%, compared to 3.76% in the linked quarter and 3.69% in the prior year quarter of 2017. Yield on earning assets increased 7 basis points compared to the linked quarter and 18 basis points compared to the prior year quarter. Cost of funds was 26 basis points for the third

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2018

quarter of 2018, compared to 24 basis points in the linked quarter, and 20 basis points in the prior year quarter of 2017.
The provision for loan losses was $6.0 million in the third quarter of 2018 compared to $2.8 million in the linked quarter and $0.5 million in the third quarter of 2017. The higher third quarter of 2018 provision was primarily due to additional loan loss reserves for the consumer loan portfolio. In addition, the prior year quarter provision reflected the release of reserves attributed to the strategic reduction in the commercial loan portfolio, including the $53 million decrease in exposure to national syndicated credits. The net charge-off ratio was 0.40% in the third quarter of 2018 compared to 0.32% in both the linked and prior year quarters. Nonaccrual loans as a percent of total loans receivable held for investment was 0.59% compared to 0.57% in the linked quarter and 0.50% in the prior year quarter.
Noninterest income was $15.3 million in the third quarter of 2018 compared to $13.8 million in the linked quarter and $15.2 million in the third quarter of 2017. The increase in noninterest income in the third quarter of 2018 compared to the linked quarter was due to an increase in bank-owned life insurance income of $1.5 million. The increase in noninterest income compared to the prior year quarter was due to a $1.4 million increase in bank-owned life insurance income substantially offset by lower debit card interchange fees relating to a new accounting standard that reclassified $1.1 million of debit card expenses in 2018 to noninterest income.
Noninterest expense was $43.6 million in the third quarter of 2018 compared to $44.2 million in the linked quarter and $44.1 million in the third quarter of 2017.
Tax expense was approximately $3.6 million lower in the third quarter of 2018 compared to the third quarter of 2017, primarily driven by the benefits of the lower federal corporate tax rate from the Tax Cuts and Jobs Act of 2017.
Total loans were $4.8 billion at September 30, 2018, up $83 million or 2.4% annualized from December 31, 2017, driven mainly by increases in home equity lines of credit, commercial and consumer loans of $90 million.
    Total deposits were $6.1 billion at September 30, 2018, an increase of $240 million or 5.4% annualized from December 31, 2017 including $100 million in repurchase agreements that were

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2018

transferred into deposit accounts. Excluding such transfer, total deposits increased by 3.1% annualized.
     Overall, American’s return on average equity was 13.80% in the third quarter of 2018 compared to 13.56% in the second quarter of 2018 and 11.64% in the prior year quarter. Return on average assets was 1.22% in the third quarter of 2018 compared to 1.20% in the second quarter of 2018 and 1.07% in the same quarter last year. American’s solid results enabled it to pay dividends of $14.0 million to HEI while maintaining healthy capital levels -- leverage ratio of 8.6% and total capital ratio of 13.8% at September 30, 2018.
HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2018 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2018 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2018.
HEI plans to announce its third quarter 2018 consolidated financial results on Wednesday, November 7, 2018 and will also conduct a webcast and conference call at 11:00 a.m. Hawaii time (4:00 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2018 EPS guidance.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor such portions of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 30, 2018

reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the November 7, 2018 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through November 21, 2018 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10125059.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017
Interest and dividend income
Interest and fees on loans	$55,885	$54,633	$52,210	$163,318	$155,269
Interest and dividends on investment securities	9,300	8,628	6,850	27,130	20,593
Total interest and dividend income	65,185	63,261	59,060	190,448	175,862
Interest expense
Interest on deposit liabilities	3,635	3,284	2,444	9,876	6,858
Interest on other borrowings	404	393	470	1,293	2,110
Total interest expense	4,039	3,677	2,914	11,169	8,968
Net interest income	61,146	59,584	56,146	179,279	166,894
Provision for loan losses	6,033	2,763	490	12,337	7,231
Net interest income after provision for loan losses	55,113	56,821	55,656	166,942	159,663
Noninterest income
Fees from other financial services	4,543	4,744	5,635	13,941	17,055
Fee income on deposit liabilities	5,454	5,138	5,533	15,781	16,526
Fee income on other financial products	1,746	1,675	1,904	5,075	5,741
Bank-owned life insurance	2,663	1,133	1,257	4,667	4,165
Mortgage banking income	169	617	520	1,399	1,896
Other income, net	736	536	380	1,708	1,229
Total noninterest income	15,311	13,843	15,229	42,571	46,612
Noninterest expense
Compensation and employee benefits	23,952	23,655	23,512	72,047	71,095
Occupancy	4,363	4,194	4,284	12,837	12,623
Data processing	3,583	3,540	3,262	10,587	9,749
Services	2,485	3,028	2,863	8,560	7,989
Equipment	1,783	1,874	1,814	5,385	5,333
Office supplies, printing and postage	1,556	1,491	1,444	4,554	4,506
Marketing	993	1,085	934	2,723	2,290
FDIC insurance	638	727	746	2,078	2,296
Other expense	4,240	4,556	5,262	12,897	14,674
Total noninterest expense	43,593	44,150	44,121	131,668	130,555
Income before income taxes	26,831	26,514	26,764	77,845	75,720
Income taxes	5,610	5,953	9,172	17,103	25,582
Net income	$21,221	$20,561	$17,592	$60,742	$50,138
Comprehensive income	$16,480	$16,579	$18,009	$39,944	$53,613
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.22	1.20	1.07	1.18	1.02
Return on average equity	13.80	13.56	11.64	13.32	11.24
Return on average tangible common equity	15.93	15.68	13.47	15.40	13.04
Net interest margin	3.81	3.76	3.69	3.78	3.68
Efficiency ratio	57.02	60.13	61.82	59.35	61.15
Net charge-offs to average loans outstanding	0.40	0.32	0.32	0.33	0.27
As of period end
Nonaccrual loans to loans receivable held for investment	0.59	0.57	0.50
Allowance for loan losses to loans outstanding	1.14	1.11	1.13
Tangible common equity to tangible assets	7.75	7.64	8.01
Tier-1 leverage ratio	8.6	8.6	8.7
Total capital ratio	13.8	13.9	13.9
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$14.0	$11.1	$9.4	$36.0	$28.1
The Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in first quarter 2018. Nonservice cost was reclassified from “Compensation and employee benefits” to “Other expense.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2018		December 31, 2017
Assets
Cash and due from banks		$119,453		$140,934
Interest-bearing deposits		39,575		93,165
Investment securities
Available-for-sale, at fair value		1,387,571		1,401,198
Held-to-maturity, at amortized cost		102,498		44,515
Stock in Federal Home Loan Bank, at cost		8,158		9,706
Loans held for investment		4,754,359		4,670,768
Allowance for loan losses		(54,127)		(53,637)
Net loans		4,700,232		4,617,131
Loans held for sale, at lower of cost or fair value		1,036		11,250
Other		488,743		398,570
Goodwill		82,190		82,190
Total assets		$6,929,456		$6,798,659
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,789,351		$1,760,233
Deposit liabilities–interest-bearing		4,341,064		4,130,364
Other borrowings		71,110		190,859
Other		115,401		110,356
Total liabilities		6,316,926		6,191,812
Common stock		1		1
Additional paid in capital		346,757		345,018
Retained earnings		317,519		292,957
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(37,719)		$(14,951)
Retirement benefit plans	(14,028)	(51,747)	(16,178)	(31,129)
Total shareholder’s equity		612,530		606,847
Total liabilities and shareholder’s equity		$6,929,456		$6,798,659

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

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